Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”), dated January 25, 2013, is entered into by and between Thomas Nightingale (“Executive”) and ModusLink Global Solutions, Inc. (the “Company”).

1. Resignation of Employment and Positions. Executive has informed the Company that he intends to resign his employment with the Company effective January 31, 2013 (the “Effective Date”). As of the Effective Date, Executive hereby irrevocably resigns all officer and director positions that he holds with the Company and its direct and indirect subsidiaries and affiliates, and the Company accepts such resignations.

2. Compensation. In consideration for Executive’s agreements and covenants under Sections 3, 4 and 5 hereof, and subject to his compliance with Sections 3 and 4 of this Agreement and the requirements and provisions of Sections 5 and 6 of this Agreement, the Company agrees as follows:

(a) the Company shall pay to Executive the sum of $50,000 per month, less any tax or other legally required withholdings, for six (6) months following the Effective Date (the “Payments”). The Payments will be made in bi-weekly installments in accordance with the Company’s normal payroll schedule beginning with the payroll scheduled for February 8, 2013;

(b) the Company shall pay the Executive in monthly installments the difference between the premium Executive is required to pay for COBRA continuation benefits under the same type of coverage he (and if applicable his dependents) had immediately prior to the Effective Date and the amount Executive would have paid as an active employee of the Company for nine (9) months, or if earlier, the date Executive no longer receives COBRA coverage (“COBRA Payments”); and

(c) the Company shall waive its right to seek or receive repayment of any of the relocation benefits or cash sign-on bonus that Executive received as part of his initial employment pursuant to that certain Offer Letter by and between the Company and Executive dated November 21, 2011. The Payments, COBRA Payments and the amounts forgiven under this Section 3(c) collectively being referred to as the “Benefits”.

In accordance with the Company’s normal pay practices for payment of wages upon the conclusion of employment, Executive shall be paid all wages and accrued and unused vacation days through the Effective Date. Additionally, all equity awards unvested on the Effective Date shall terminate as of the Effective Date in accordance with their terms. Any vested awards which Executive holds on the Effective Date shall be exercisable in accordance with their terms. Otherwise, Executive acknowledges and agrees that as a result of his resignation he is not entitled to any other compensation from the Company, including but not limited any severance under the Executive Severance Agreement dated December 12, 2011 by and between Executive and the Company (the “Severance Agreement”).

3. Transition, Cooperation and Consultation. Executive agrees that he shall continue to perform his duties and responsibilities for the Company through the Effective Date, and shall transition his duties and responsibilities to such individuals as a representative of the Board of Directors shall indicate. Additionally, at the request of the Company, and to the extent not requiring a time commitment that interferes with Executive’s subsequent full-time business endeavors, for a period of six months following the Effective Date Executive agrees to cooperate and provide services to the Company on a consulting basis with respect to legal and operational matters involving the Company about which Executive has or may have personal knowledge, including reasonable cooperation in the professional transition of those matters for which he was responsible and involved in during his employment with the Company and any such matters which may arise after the Effective Date. Executive shall not be entitled to any additional compensation for such services. However, the Company shall reimburse Executive for reasonable out of pocket expenses incurred in connection with the performance of such services in accordance with the Company’s standard expense reimbursement policies.

4. Covenants

(a) Non-Competition Agreement. Executive reaffirms and agrees to abide by all covenants and agreements set forth in the Non-Competition Agreement dated November 21, 2011 entered into by and between the Company and Executive, as amended to date (the “Non-Compete Agreement”).

(b) No Disparagement/Communications. Executive will not disparage the Company, its subsidiaries and affiliates as well as their directors, officers, agents, attorneys, employees, stockholders, representatives, partners or members, to third parties or the public. The Company’s current officers and members of its current Board of Directors shall not, at any time following the date of this Agreement, disparage the Executive. Nothing in this Section shall be construed to limit the ability of Executive or the Company’s officers or members of its Board of Directors to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

(c) Return of Company Property. On or prior to February 4, 2013, Executive understands and agrees that he will return all Company property, including but not limited to, all keys to Company property, Company credit cards and access cards, any computers and related devices, all information contained on a Company computer or related device, and the originals and all copies (whether on paper, disk, tape, or in another form) of all information that Executive has about the Company’s business, customers, suppliers, employees, and agents.

(d) Confidential Information. At all times Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all confidential matters relating to the Company’s business and the business of any of its subsidiaries and affiliates, learned by the Executive during his employment with the Company

(the “Confidential Company Information”), and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

5. Releases and Covenant not to Sue.

(a) The Benefits are contingent upon (i) Executive executing and delivering to the Company this Agreement (ii) Executive executing and delivering to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) following the Effective Date and (iii) Executive not revoking either this Agreement or the Release.

(b) In consideration of the promises made by the Company in this Agreement, Executive agrees that he, on behalf of himself and any past, present or future heirs, executors, administrators, or assigns, hereby irrevocably and unconditionally releases and holds harmless the Company and each of the Company’s agents, directors, officers, partners, members, employees, representatives, attorneys and affiliated companies, divisions, subsidiaries and parents (and agents, directors, officers, partners, members, employees, representatives and attorneys of such affiliates), and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, promises, claims, demands, losses, liabilities and obligations of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, fixed or contingent which Executive ever had, now has, or he or his heirs, executors, administrators or assigns hereafter may claim to have against each or any of the Releasees (hereinafter, the “Claims”), arising from or relating in any way to Executive’s employment relationship with the Company or the cessation of that employment relationship, whether the Claims arise from any alleged violation by the Company of any federal, state or local statutes, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery. Such Claims include, without limitation, any Claims for severance or vacation or other benefits, unpaid wages, salary or incentive payment, breach of contract, tort, fraud, misrepresentation, defamation, libel, harassment, retaliation, violation of public policy, wrongful dismissal or discharge, breach of the implied covenant of good faith and fair dealing, and employment discrimination under any applicable federal, state or local statute, provision, order or regulation, including but not limited to, Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Massachusetts Fair Employment Rights Act; (k) the Annotated Laws of Massachusetts at Part I, Title XXI, Chapter 149 and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees.

(c) Executive agrees not to sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, cross-complaint, counterclaim, third-party complaint, petition or other pleading or proceeding, or otherwise seek affirmative relief against any Releasee on account of any and all Claims released pursuant to Section 5(b) hereof. Executive intends in granting this Release that it shall be effective as a bar to each and every such Claim, and expressly consents that this Release shall be given full force and effect according to its terms and provisions, including those relating to unknown and unsuspected Claims, if any (notwithstanding any federal, state or local law that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), as well as those relating to any other Claims described or implied above. Executive further agrees that in the event any Releasing Party brings any Claim in which any Releasing Party seeks damages against any Releasee or in the event any Releasing Party seeks to recover against any Releasee in any Claim brought by a governmental agency on behalf of any Releasing Party, this Release shall serve as a complete defense to such Claims. Executive understands and agrees that this Release and the transactions contemplated hereby are not in any way to be interpreted as admissions by any Releasee that any Releasing Party has any viable Claims against any Releasee. Executive represents and warrants that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims released pursuant to this Release, and Executive hereby agrees to indemnify and hold each Releasee harmless from and against any Claims, costs, expenses and attorney’s fees directly or indirectly incurred by any of the Releasees as a result of any person or entity asserting any right or interest pursuant to Bishop’s assignment or transfer of any such Claims.

(d) Executive understands and agrees that Executive’s employment with the Company and the cessation of that employment may have caused injuries or damages, or given rise to claims for damages, the existence of which and the consequences of which are now unknown but which may become known in the future. EXECUTIVE NEVERTHELESS INTENDS TO AND DOES HEREBY RELEASE ALL CLAIMS FOR ALL INJURIES, DAMAGES, OR CLAIMS OF WHATEVER TYPE OR NATURE, WHETHER NOW KNOWN OR UNKNOWN THAT AROSE OR MAY ARISE IN ANY WAY OR TO ANY DEGREE OUT OF ANY ACTIONS BY THE RELEASEES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT, IT BEING THE PARTIES’ INTENT TO RELEASE THE RELEASEES FROM LIABILITY TO THE FULLEST EXTENT PERMITTED BY LAW.

(e) Notwithstanding anything else herein to the contrary, this Agreement shall not affect: (i) the Company’s obligations under any employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any retirement plan); (ii) rights to indemnification the Executive may have under any directors and officers liability insurance, the Company’s Bylaws or Articles of Incorporation and the Indemnification Agreement between the Executive and the Company; (iii) rights Executive may have as a shareholder, of the Company; (iv) claims for unemployment compensation pursuant to the terms of applicable state law, as to which the Company agrees not to oppose any such claims; (v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment; or (vi) any claims that cannot be waived by law.

(f) Executive hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against the Releasees by any other party, including without limitation the Equal Employment Opportunity Commission and the Massachusetts Commission Against Discrimination, or other administrative agency, on Executive’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Executive herein.

6. Should Executive attempt to challenge the enforceability of this Agreement, as a further limitation on any right to make such a challenge, Executive shall initially submit to the Company the full amount of any Payments and COBRA Payments previously provided to Executive in connection with this Agreement plus interest at the standard statutory rate, and invite the Company to retain such monies and agree with Executive to cancel this Agreement. In the event the Company accepts this offer, it shall retain such monies and this Agreement shall be canceled. In the event the Company does not accept such offer, it shall so notify Executive and shall place such monies into an interest-bearing escrow account pending resolution of the dispute between Executive and the Company as to whether this Agreement shall be set aside and/or otherwise rendered unenforceable.

7. In addition to all other available legal or equitable remedies, if (i) Executive is found to have breached the covenants contained in Sections 4 or 5 of this Agreement, or (ii) based on facts not known to the Company on the Effective Date, the Company later discovers that it could have terminated the Executive’s employment for Cause (as defined in the Severance Agreement), then the Executive shall be obligated to return all but $100 of the Payments to the Company within five business days following written demand by the Company. Nothing contained in this Agreement shall interfere with the Company’s rights or obligations to recover amounts paid to the Executive under Section 304 of the Sarbanes-Oxley Act of 2002.

8. This written Agreement supersedes any prior written or verbal adjustment of this matter, including the Severance Agreement and constitutes a complete resolution of all Claims against the Releasees; provided, however, this Agreement does not supersede the Non-Compete Agreement (as amended to date), the Indemnification Agreement by and between the Company and Executive dated March 26, 2012 and the Nondisclosure and Developments Agreement by and between the Company and Executive dated November 21, 2011, which are incorporated herein by reference. There may be no modification of this Agreement except in writing signed by all parties. If any of the provisions of this Agreement are found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect. The prevailing party in any action or proceeding between the Company and Executive, whether by suit, arbitration, or otherwise, as to the rights or obligations under this Agreement shall be entitled to all costs incurred in connection therewith, including reasonable attorneys’ fees and expert fees.

9. Except for an action seeking injunctive relief, all disputes, controversies, or claims based upon, relating to, or arising from Executive’s employment by the Company or the terms, interpretation, performance, breach, or arbitrability of this Agreement (other than workers’ compensation claims) shall be settled through final and binding arbitration. Unless Executive and the Company mutually agree otherwise, the arbitration shall be conducted by a single neutral arbitrator before the Judicial Arbitration and Mediation Service (“JAMS”), in accordance with its applicable rules. The arbitration shall be commenced by filing a demand for arbitration with JAMS within fourteen (14) days after the filing party has given notice of such breach to the other party. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. Arbitration may be compelled and enforced in accordance with the Federal Arbitration Act, 9 U.S.C. §1, et seq. Arbitration shall be conducted in Boston, Massachusetts with right of discovery in accordance with the Massachusetts Rules of Civil Procedure. Each party shall be responsible for his, her or its own attorneys’ or representatives’ fees, unless the arbitrator finds that an award of attorneys’ fees is appropriate.

10. This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with, the laws of the Commonwealth of Massachusetts.

11. Executive agrees and understands that the execution of this Agreement shall not constitute or be construed as an admission by the Company of any liability to, or of the validity of any Claim whatsoever by Executive. The Company specifically denies any liability to Executive on the part of itself, its directors, officers, agents, partners, members, employees and representatives.

12. Executive acknowledges that Executive has been advised by the Company to seek legal and financial advice regarding the effect of this Agreement, prior to signing it. By affixing his initials hereafter, Executive acknowledges that Executive has either:

(a) Knowingly waived Executive’s right to seek legal advice and is signing this Agreement without obtaining such counsel; or

(b) Obtained legal advice and is signing this Agreement after consulting with independent counsel.

Executive further acknowledges that he has been given at least twenty-one (21) days to consider whether or not to sign this Agreement.

13. Executive has the right to revoke this Agreement within seven (7) days of signing it. To revoke the Agreement, Executive must both send a written letter by certified mail to Peter L. Gray at 1601 Trapelo Road, Suite 170, Waltham, Mass. 02451 to inform the Company of the revocation. This Agreement shall be effective on the eighth (8th) day following Executive’s execution of this Agreement, provided it has not been revoked as provided in this Section 13 (the “Release Effective Date”). If Executive does not sign this Agreement within fifty (50) days of the Effective Date, or revokes this Agreement, he will not receive the Benefits described in Section 2 above.

14. Executive and the Company acknowledge that they have read the above thirteen (13) Sections and this Section 14 and fully understand the terms, nature, and effect of this Separation and Release Agreement, which they voluntarily execute in good faith and deem to be fair and equitable.

Thomas Nightingale	ModusLink Global Solutions, Inc.
(“Executive”)

/s/ Thomas Nightingale	By:	/s/ Peter L. Gray
Date: January 25, 2013	Its:	Executive Vice President, Chief Administrative Officer and General Counsel
	Date:	January 25, 2013

EXHIBIT A

RELEASE AGREEMENT

As required pursuant to Section 5(a) of that certain Transition Agreement (“Transition Agreement”), dated January     , 2013, entered into by and between Thomas Nightingale (“Executive”) and ModusLink Global Solutions, Inc. (the “Company”), Executive freely and voluntarily agrees to enter into and be bound by this Release Agreement (the “Release”):

1. Release and Covenant not to Sue.

(a) In consideration of the promises made by the Company in the Transition Agreement, Executive agrees that he, on behalf of himself and any past, present or future heirs, executors, administrators, or assigns, hereby irrevocably and unconditionally releases and holds harmless the Company and each of the Company’s agents, directors, officers, partners, members, employees, representatives, attorneys and affiliated companies, divisions, subsidiaries and parents (and agents, directors, officers, partners, members, employees, representatives and attorneys of such affiliates), and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, promises, claims, demands, losses, liabilities and obligations of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, fixed or contingent which Executive ever had, now has, or he or his heirs, executors, administrators or assigns hereafter may claim to have against each or any of the Releasees (hereinafter, the “Claims”), arising from or relating in any way to Executive’s employment relationship with the Company or the separation of that employment relationship, whether the Claims arise from any alleged violation by the Company of any federal, state or local statutes, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery. Such Claims include, without limitation, any Claims for severance or vacation or other benefits, unpaid wages, salary or incentive payment, breach of contract, tort, fraud, misrepresentation, defamation, libel, harassment, retaliation, violation of public policy, wrongful dismissal or discharge, breach of the implied covenant of good faith and fair dealing, and employment discrimination under any applicable federal, state or local statute, provision, order or regulation, including but not limited to, Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Massachusetts Fair Employment Rights Act; (k) the Annotated Laws of Massachusetts at Part I, Title XXI, Chapter 149 and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees.

(b) Executive agrees not to sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, cross-complaint, counterclaim, third-party complaint, petition or other pleading or proceeding, or otherwise seek affirmative relief against any Releasee on account of any and all Claims released pursuant to Section 1(a) hereof. Executive intends in granting this Release that it shall be effective as a bar to each and every such Claim, and expressly consents that this Release shall be given full force and effect according to its terms and provisions, including those relating to unknown and unsuspected Claims, if any (notwithstanding any federal, state or local law that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), as well as those relating to any other Claims described or implied above. Executive further agrees that in the event any Releasing Party brings any Claim in which any Releasing Party seeks damages against any Releasee or in the event any Releasing Party seeks to recover against any Releasee in any Claim brought by a governmental agency on behalf of any Releasing Party, this Release shall serve as a complete defense to such Claims. Executive understands and agrees that this Release and the transactions contemplated hereby are not in any way to be interpreted as admissions by any Releasee that any Releasing Party has any viable Claims against any Releasee. Executive represents and warrants that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims released pursuant to this Release, and Executive hereby agrees to indemnify and hold each Releasee harmless from and against any Claims, costs, expenses and attorney’s fees directly or indirectly incurred by any of the Releasees as a result of any person or entity asserting any right or interest pursuant to Executive’s assignment or transfer of any such Claims.

(c) Executive understands and agrees that Executive’s employment with the Company and the separation of that employment may have caused injuries or damages, or given rise to claims for damages, the existence of which and the consequences of which are now unknown but which may become known in the future. EXECUTIVE NEVERTHELESS INTENDS TO AND DOES HEREBY RELEASE ALL CLAIMS FOR ALL INJURIES, DAMAGES, OR CLAIMS OF WHATEVER TYPE OR NATURE, WHETHER NOW KNOWN OR UNKNOWN THAT AROSE OR MAY ARISE IN ANY WAY OR TO ANY DEGREE OUT OF ANY ACTIONS BY THE RELEASEES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT, IT BEING THE PARTIES’ INTENT TO RELEASE THE RELEASEES FROM LIABILITY TO THE FULLEST EXTENT PERMITTED BY LAW.

(d) Notwithstanding anything else herein to the contrary, this Agreement shall not affect: (i) except as specifically provided in Section 2 of the Transition Agreement (which terms shall govern in such case), the Company’s obligations under any employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any retirement plan); (ii) any rights to defense or indemnification the Executive may have under any directors and officers liability insurance, the Company’s Bylaws or Articles of Incorporation, the Indemnification Agreement between Executive and the Company dated August 23, 2004 or Delaware state law; (iii) rights Executive may have as a shareholder, of the Company; (iv) claims for unemployment compensation pursuant to the terms of applicable state law, as to which the Company agrees not to oppose any such claims; (v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination claims of discrimination; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment; or (vi) any claims that cannot be waived by law.

(e) Executive hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against the Releasees by any other party, including without limitation the Equal Employment Opportunity Commission and the Massachusetts Commission Against Discrimination, or other administrative agency, on Executive’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Executive herein.

2. Executive acknowledges that Executive has been advised by the Company to seek legal and financial advice regarding the effect of this Release, prior to signing it. By affixing his initials hereafter, Executive acknowledges that Executive has either:

(a) Knowingly waived Executive’s right to seek legal advice and is signing this Release without obtaining such counsel; or

(b) Obtained legal advice and is signing this Release after consulting with independent counsel.

Executive further acknowledges that he has been given at least twenty-one (21) days to consider whether or not to sign this Release.

3. Executive has the right to revoke this Release within seven (7) days of signing it. To revoke the Agreement, Executive must both send a written letter by certified mail to ModusLink Global Solutions, Inc. 1601 Trapelo Road, Suite 170, Waltham, Mass. 02451, Attn: Peter L. Gray to inform the Company of the revocation. This Release shall be effective on the eighth (8th) day following Executive’s execution of this Release, provided it has not been revoked as provided in this Section 3.

4. This Release and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with, the laws of the Commonwealth of Massachusetts.

I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below. Upon execution, I agree to deliver a signed copy of this Release to the General Counsel of the Company.

Thomas Nightingale

Date:

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